 Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in this Amendment No. 1 to Registration Statement of Ventrus Biosciences, Inc. on Form S-1 (No. 333-174747) to be filed on or about July 5, 2011 of our report dated April 12, 2011 on our audits of the financial statements of Ventrus Biosciences, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, and for the period from October 7, 2005 (Inception) to December 31, 2010.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

New York, New York
July 5, 2011